Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
New York Health Care, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements on Form S-3/a (No. 333-108761) and Form S-8 filed on September 11, 2003 of New York Health Care, Inc. and Subsidiaries of our report dated April 17, 2006, with respect to the consolidated balance sheet of New York Health Care, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2005 and 2004, which report appears in the December 31, 2006 annual report on Form 10-K of New York Health Care, Inc. and Subsidiaries.

/s/
Weiser LLP

New York, New York April 16, 2007